Exhibit 99.1

Nelnet Reports Second Quarter 2010 Results

•	Base net income of $1.17 per share for the second quarter of 2010
•	Payment processing and enrollment services revenue increased 19 percent
•	Servicing 1.5 million borrowers for the Department of Education
•	Repurchased 663,443 shares of common stock

LINCOLN, Neb., August 9, 2010 -- Nelnet (NYSE: NNI) today reported base net income of $58.4 million, or $1.17 per share, for the second quarter of 2010, compared with $29.7 million, or $0.60 per share, for the same quarter a year ago. For the six months ended June 30, 2010, the company reported base net income of $114.9 million, or $2.31 per share, compared with $62.2 million, or $1.26 per share, for the same period in 2009. Base net income excludes restructuring charges.

Base net income in the second quarter of 2010 includes pre-tax gains of $8.8 million, or $0.11 per share after tax, from the company's repurchase of $118 million of asset-backed debt and is compared with pre-tax gains of $5.9 million, or $0.07 per share after tax, from the repurchase of debt in the second quarter of 2009.

“Through the first two quarters of 2010, we are excited with our operating results and the progress we are making toward key objectives,” said Mike Dunlap, Nelnet Chairman and Chief Executive Officer. “Nelnet is a strong, diverse, and dynamic company with a bright future. Growing and diversifying our fee-based revenue, maximizing the value of our loan portfolio, managing our expense structure as we grow, and using our financial strength and liquidity to make the most of opportunities will continue to be priorities.”

Diversifying and increasing fee-based revenue

In the second quarter of 2010, Nelnet's fee-based revenue from the company's payment processing and enrollment services businesses increased $7.6 million, or 19 percent, to $48.2 million, compared with the same period in 2009.

In September 2009, Nelnet began servicing student loans for the Department of Education under a contract that will increase the company's fee-based revenue as the servicing volume increases. As of June 30, 2010, the company was servicing $12.9 billion of loans for 1.5 million borrowers on behalf of the Department. In the second quarter of 2010, Nelnet reported revenue from this servicing contract of $6.1 million, compared with $3.5 million for the first quarter of 2010.

Maximizing the value of existing portfolio

At June 30, 2010, net student loan assets were $26.7 billion, including $1.9 billion of federal student loans purchased from third parties during the second quarter and $2.0 billion of federal student loans classified as held for sale. The loans held for sale are expected to generate a pre-tax gain of $30 million to $33 million when the loans are sold to the Department under its Loan Purchase Program during the fourth quarter of 2010.

Substantially all of Nelnet's federal student loans are financed for the life of the loan at rates the company currently believes will generate significant future cash flow. Narrower spreads and historically low interest rates are continuing to provide an opportunity for the company to generate substantial near-term value and cash flow from its student loan portfolio. For the second quarter of 2010, Nelnet reported net interest income of $97.4 million, compared with $57.1 million for the same period a year ago. Net interest income includes $31.1 million and $37.1 million of fixed rate floor income for the second quarters of 2010 and 2009, respectively. If interest rates remain low, the company anticipates earning significant fixed rate floor income in future quarters as well.

The company reported core student loan spread of 1.54 percent for the second quarter of 2010, compared with 1.09 percent for the same period of 2009 and 1.45 percent for the first quarter of 2010. Core student loan spread is benefiting from the significant tightening between the three-month financial commercial paper rate (CP) and three-month LIBOR indices. Most of the company’s federal student loans are indexed to CP and the company’s debt is indexed to LIBOR, therefore, disparity between these indices has a negative impact on the company’s interest income.

Managing operating expenses

From the same period a year ago, comparable operating expenses increased $2.4 million, or 3 percent, for the three months ended June 30, 2010.

Repurchasing common stock

During the three-month period ended June 30, 2010, Nelnet repurchased and retired 663,443 shares of Class A common stock, under the company’s stock repurchase program, for $12.8 million, or an average price of $19.33 per share.

GAAP net income

Nelnet reported GAAP net income for the second quarter of 2010 of $50.0 million, or $0.99 per dilutive share, compared with $8.2 million, or $0.16 per dilutive share, for the second quarter of 2009. For the six months ended June 30, 2010, the company reported GAAP net income of $104.3 million, or $2.08 per dilutive share, compared with $33.7 million, or $0.68 per dilutive share, for the same period in 2009.

While base net income is not a substitute for reported results under GAAP, base net income is the primary financial performance measure used by management to develop financial plans, allocate resources, track results, evaluate performance, establish corporate performance targets, and determine incentive compensation. The company utilizes base net income in operating its business because base net income permits management to make meaningful period-to-period comparisons by eliminating the temporary volatility in the company's performance that arises from certain items that are primarily affected by factors beyond the control of management.

A description of base net income and a reconciliation of GAAP net income to base net income can be found in supplemental financial information to this earnings release online at www.nelnetinvestors.com/results.cfm.

Board of Directors declares dividend

The Nelnet Board of Directors declared a third quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.07 per share. The dividend will be paid on September 15, 2010, to shareholders of record at the close of business on September 1, 2010. Nelnet currently has 38.0 million shares of Class A common stock and 11.5 million shares of Class B common stock outstanding.

Nelnet will host a conference call to discuss this earnings release at 11:00 a.m. (Eastern) Tuesday, August 10, 2010. To access the call live, participants in the United States and Canada should dial 877.303.9101, and international callers should dial 760.666.4786 at least 15 minutes prior to the call. A live audio webcast of the call will also be available at www.nelnetinvestors.com under the Events & Webcasts menu. A replay of the conference call will be available through August 20, 2010. To access the replay via telephone within the United States and Canada, callers should dial 800.642.1687. International callers should dial 706.645.9291. All callers accessing the replay will need to use the confirmation code 82397628. A replay of the audio webcast will also be available at www.nelnetinvestors.com.

This press release contains forward-looking statements based on management's current expectations as of the date of this release. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations, and from changes in such laws and regulations; adverse results in legal disputes; changes in the demand for educational financing or in financing preferences of educational institutions, students, and their families; increased financing costs; and changes in the general interest rate environment. For more information, see the company's filings with the Securities and Exchange Commission, including the forward-looking statements contained in the company's supplemental financial information for the second quarter of 2010. All information in this release is as of August 9, 2010. The company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in the company's expectations.

Condensed Consolidated Statements of Income

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Interest income:
Loan interest	$167,902	151,048	177,202	318,950	366,772
Amortization of loan premiums and deferred origination costs	(12,549)	(16,081)	(16,789)	(28,630)	(35,440)
Investment interest	1,304	1,001	2,776	2,305	6,867
Total interest income	156,657	135,968	163,189	292,625	338,199

Interest expense:
Interest on bonds and notes payable	59,243	50,859	106,082	110,102	252,584

Net interest income	97,414	85,109	57,107	182,523	85,615
Less provision for loan losses	6,200	5,000	8,000	11,200	15,500

Net interest income after provision for loan losses	91,214	80,109	49,107	171,323	70,115

Other income (expense):
Loan and guaranty servicing revenue	36,652	36,394	28,803	73,046	55,274
Tuition payment processing and campus commerce revenue	12,795	17,382	11,848	30,177	27,386
Enrollment services revenue	35,403	33,271	28,747	68,674	57,518
Software services revenue	5,499	4,344	6,119	9,843	11,824
Other income	8,496	7,260	5,665	15,756	14,452
Gain on sale of loans and debt repurchases, net	8,759	10,177	5,666	18,936	13,535
Derivative market value and foreign currency adjustments	(7,231)	4,105	(34,013)	(3,126)	(38,893)
Derivative settlements, net	(3,377)	(2,423)	9,535	(5,800)	33,893
Total other income	96,996	110,510	62,370	207,506	174,989

Operating expenses:
Salaries and benefits	41,034	41,641	40,180	82,675	78,406
Other expenses	36,844	33,522	33,299	70,366	63,697
Cost to provide enrollment services	24,111	22,025	18,092	46,136	35,885
Amortization of intangible assets	6,232	6,516	5,785	12,748	11,939
Total operating expenses	108,221	103,704	97,356	211,925	189,927

Income before income taxes	79,989	86,915	14,121	166,904	55,177

Income tax expense	(29,996)	(32,593)	(5,918)	(62,589)	(21,519)

Net income	$49,993	54,322	8,203	104,315	33,658

Earnings per common share:

Net earnings - basic	$1.00	1.09	0.16	2.08	0.68

Net earnings - diluted	$0.99	1.08	0.16	2.08	0.68

Dividends per common share	$0.07	0.07	—	0.14	—

Weighted average shares outstanding:

Basic	49,735,398	49,716,696	49,534,413	49,726,099	49,339,451

Diluted	49,934,648	49,912,589	49,733,561	49,923,680	49,543,461

Condensed Consolidated Balance Sheets

	As of	As of	As of
	June 30,	December 31,	June 30,
	2010	2009	2009
	(unaudited)		(unaudited)

Assets:
Student loans receivable, net	$24,746,932	23,926,957	23,889,571
Student loans receivable - held for sale	1,995,869	—	1,749,290
Cash, cash equivalents, and investments (trading securities)	305,778	338,181	371,380
Restricted cash and investments	706,965	717,233	1,123,607
Goodwill	143,717	143,717	175,178
Intangible assets, net	48,708	53,538	65,115
Other assets	620,054	696,801	736,401
Total assets	$28,568,023	25,876,427	28,110,542

Liabilities:
Bonds and notes payable	$27,428,772	24,805,289	27,169,573
Other liabilities	265,306	286,575	259,782
Total liabilities	27,694,078	25,091,864	27,429,355

Shareholders' equity	873,945	784,563	681,187

Total liabilities and shareholders' equity	$28,568,023	25,876,427	28,110,542

Media contact: Ben Kiser, 402.458.3024

Investor contact: Phil Morgan, 402.458.3038